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Exhibit 23.2


23 March, 1999



The Board of Directors
Unionamerica Holdings plc



We consent to the incorporation by reference in the registration statements (Nos. 33-72786, 33-81228, 33-87356 and 333-46889) on Form S-8, of MMI
Companies, Inc. of our report dated 11 March 1997 with respect to the consolidated balance sheet of Unionamerica Holdings plc as of 31 December 1996, and the related consolidated statement of operations, shareholders' equity and cash flow for the year then ended, which report appears in the 31 December 1997 Form 10-K of MMI Companies, Inc.



KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England